EXPRESS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
Full Year 2022 GAAP diluted EPS of $4.25 which reflects the gain on the transaction with WHP Global; adjusted diluted loss per share of $1.21

Columbus, Ohio - March 24, 2023 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the fourth quarter and full year 2022. These results, which cover the thirteen and fifty-two weeks ended January 28, 2023, are compared to the thirteen and fifty-two weeks ended January 29, 2022.

"We delivered full year 2022 diluted earnings per share of $4.25 which reflects the after tax impact of the gain of $409 million recognized upon completing the transaction with WHP Global. This transformative strategic partnership begins a bold, new chapter for our Company,” said Tim Baxter, Chief Executive Officer. “As part of the transaction, we received proceeds of $260 million which repositioned our Company financially, and we are now beginning to reposition our Company strategically. In addition to our focus on achieving profitable growth in our core Express business, we will also focus on optimizing our omnichannel platform across a portfolio of brands and accelerating our growth and profitability in partnership with WHP Global. We will accomplish this by operating with consistent, rigorous, sustainable financial discipline, and we are fully committed to creating long-term shareholder value."

"Our comparable sales were flat for the year with negative comps in the back half of 2022 offsetting gains we had made in the first half. Our strategy to elevate our brand with higher average unit retails and reduced promotions - which had driven steady growth for five consecutive quarters through the second quarter of 2022 - bumped up against reduced consumer spending and increased price sensitivity in discretionary categories. Our Women's business further impacted our performance in the second half of the year. We recalibrated with urgency to address imbalances in the assortment architecture late in the third quarter of 2022, improve the composition of our inventory and advance product deliveries. Our outlook for 2023 reflects improved sales trends as we move through the year," continued Baxter.

"While we expect the margin pressure and recessionary environment we experienced in the back half of the year to continue, we have identified and begun to realize $40 million in annualized expense savings in early 2023 and are working to identify additional expense savings opportunities in 2023 and beyond. We remain confident in our ability to achieve our stated goal of long-term, profitable growth for the Express brand," Baxter concluded.

Fourth Quarter 2022 Operating Results
•Consolidated net sales decreased 14% to $514.3 million from $594.9 million in the fourth quarter of 2021, with consolidated comparable sales down 13%
◦Comparable retail sales, which includes both Express stores and eCommerce, were down 15% compared to the fourth quarter of 2021. Retail stores comparable sales decreased 11% while eCommerce declined 19%
◦Comparable outlet sales decreased 7% compared to the fourth quarter of 2021
•Gross margin was 23.9% of net sales compared to 29.2% in last year's fourth quarter, a decrease of approximately 530 basis points
◦Merchandise margin contracted by 280 basis points primarily driven by the challenging macroeconomic and highly promotional retail environment
◦Buying and occupancy expenses deleveraged approximately 250 basis points due to the decline in comparable sales and a $2.2 million impairment charge taken against certain long-lived store related assets and right of use assets
•Selling, general, and administrative (SG&A) expenses were $162.2 million, 31.5% of net sales, versus $163.2 million, 27.4% of net sales, in last year's fourth quarter. The deleverage in the SG&A expense rate was driven by an increase in labor expenses and by the decline in comparable sales
•Operating loss was $39.3 million compared to operating income of $10.3 million in the fourth quarter of 2021
•Income tax expense was $19.9 million at an effective tax rate of 5.6% driven by the tax expense related to the gain on the transaction with WHP Global. Income tax expense was $0.1 million at an effective tax rate of 1.2% during the fourth quarter of 2021
•Net income was $333.2 million, or $4.82 per diluted share, which included the after tax impact of the $409.5 million gain on the transaction with WHP Global, compared to net income of $7.6 million, $0.11 per diluted share, in the fourth quarter of 2021. On an adjusted basis, net loss was $43.1 million, or a loss of $0.63 per diluted share, for the fourth quarter of 2022
•Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $385.8 million, which included the $409.5 million gain on the transaction with WHP Global, compared to $25.8 million in the fourth quarter of 2021. Adjusted EBITDA was negative $10.1 million in the fourth quarter of 2022
Adjusted net income (loss), EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please see Schedule 4 – Supplemental Information and the reconciliations contained therein for additional information concerning these non-GAAP financial measures.

Full Year 2022 Operating Results
•Consolidated net sales decreased to $1,864 million from $1,870 million in 2021, with consolidated comparable sales flat
◦Comparable retail sales, which includes both Express stores and eCommerce, decreased 2% compared to 2021. Retail stores increased 5%
◦Comparable outlet sales increased 4% versus 2021
•Gross margin was 28.4% of net sales compared to 29.9% in last year's fourth quarter, a decrease of approximately 150 basis points
◦Merchandise margin contracted by 160 basis points primarily driven by the highly promotional retail environment
◦Buying and occupancy expenses leveraged approximately 10 basis points driven by a decrease in compensation expense offset by a $2.2 million impairment charge taken against certain long-lived store related assets and right of use assets

•SG&A expenses were $596.7 million, 32.0% of net sales, versus $558.2 million, 29.8% of net sales, in last year's fourth quarter. The deleverage in the SG&A expense rate was driven by an increase in labor expenses
•Operating loss was $67.5 million compared to operating income of $0.8 million in 2021
•Income tax expense was $20.5 million at an effective tax rate of 6.5% driven by the tax expense related to the gain on the transaction with WHP Global. Income tax expense was $0.3 million at an effective tax rate of (2.2)% during the fourth quarter of 2021
•Net income was $293.8 million, or $4.25 per diluted share, which included the after tax impact of the $409.5 million gain on the transaction with WHP Global, compared to a net loss of $14.4 million, or $0.22 per diluted share, in 2021. On an adjusted basis, net loss was $82.4 million, or $1.21 per diluted share in 2022
•EBITDA was $402.7 million, which included the $409.5 million gain on the transaction with WHP Global, compared to EBITDA of $64.7 million in 2021. Adjusted EBITDA was $6.8 million in 2022
Adjusted net income (loss), EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please see Schedule 4 – Supplemental Information and the reconciliations contained therein for additional information concerning these non-GAAP financial measures.

Balance Sheet and Cash Flow Highlights
•Cash and cash equivalents totaled $65.6 million at the end of 2022 versus $41.2 million at the end of 2021
•Inventory was $365.6 million at the end of 2022, up 2% compared to $358.8 million at the end of 2021
•Long-term debt was $122.0 million at the end of 2022 compared to short-term debt of $11.2 million and long-term debt of $117.6 million at the end of 2021
•At the end of 2022, $148.4 million remained available for borrowing under the revolving credit facility
•Net cash used in operations was $157.1 million for the full year ended January 28, 2023, compared to net cash provided by operations of $89.4 million for the full year ended January 29, 2022
•Capital expenditures totaled $47.4 million for the full year ended January 28, 2023, compared to $34.8 million for the full year ended January 29, 2022

2023 Outlook
This outlook is based on our 2022 performance and the advancements we have made in each of the four foundational pillars of our EXPRESSway Forward strategy (Product, Brand, Customer, Execution), balanced against the persistently challenging macroeconomic and retail apparel environments.

First Quarter 2023
The Company expects the following for the first quarter of 2023 compared to the first quarter of 2022:
•Comparable sales of negative low-double digits
•Gross margin rate to decrease approximately 850 basis points
•SG&A expenses as a percent of sales to deleverage approximately 500 basis points
•Net interest expense of $3 million
•Effective tax rate of essentially zero percent
•Diluted loss per share of $0.70 to $0.80
•Inventory to move closer to parity with sales trends as the year progresses

Full Year 2023
The Company expects the following for the full year 2023, which includes the impact of a 53rd week, compared to the full year 2022:
•Comparable sales of positive low-single digits
•Net interest expense of $10 million
•Effective tax rate of essentially zero percent
•Diluted loss per share of $0.85 to $1.05
•Capital expenditures of approximately $55 million

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information
A conference call to discuss fourth quarter and full year 2022 results is scheduled for March 24, 2023 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the earnings call are invited to dial (888) 550-5723 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor. A telephone replay of this call will be available beginning at 12:00 p.m. ET on March 24, 2023 until 11:59 p.m. ET on March 31, 2023, and can be accessed by dialing (800) 770-2030 and entering the replay pin number 1790468. In addition, an investor presentation of fourth quarter and full year 2022 results will be available at www.express.com/investor at approximately 7:00 a.m. ET on March 24, 2023.

About EXPR
EXPR is a fashion retail company whose business includes an omnichannel operating platform, physical and online stores, and a multi-brand portfolio that includes Express and UpWest. The Express brand launched in 1980 with the idea that style, quality and value should all be found in one place. Today, Express is a brand with a purpose - We Create Confidence. We Inspire Self-Expression. - powered by a styling community. UpWest launched in 2019 with a purpose to Provide Comfort for People & Planet.

The Company has approximately 540 Express retail and Express Factory Outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app; and 13 UpWest retail stores and the UpWest.com online store. EXPR is traded on the NYSE under the symbol EXPR. For more information about our Company, please visit www.express.com/investors and for more information about our brands, please visit www.express.com or www.upwest.com.

Forward-Looking Statements
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, eCommerce demand, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. You can identify these forward-looking statements by the use of words in the future tense and statements accompanied by words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates,” “opportunity,” “leads” or the negative version of these words or other comparable words. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 pandemic and any future impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and increased tensions between China and Taiwan; (4) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (5) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (6) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (7) customer traffic at malls, shopping centers, and at our stores; (8) competition from other retailers; (9) our dependence on a strong brand image; (10) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers, including our efforts to optimize our omni-channel platform through our partnership with WHP Global; (11) the failure or breach of information systems upon which we rely; (12) our ability to protect customer data from fraud and theft; (13) our dependence upon third parties to manufacture all of our merchandise; (14) changes in the cost of raw materials, labor, and freight; (15) supply chain or other business disruption, including as a result of the coronavirus; (16) our dependence upon key executive management; (17) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (18) our substantial lease obligations; (19) our reliance on third parties to provide us with certain key services for our business; (20) impairment charges on long-lived assets; (21) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (22) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (23) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (24) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (25) changes in tariff rates; (26) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption, and (27) risks related to our partnership with WHP Global. These factors should not be construed as exhaustive and should be read in conjunction with the additional information concerning these and other factors in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.
INVESTOR CONTACT
Greg Johnson
VP, Investor Relations
gjohnson@express.com
(614) 474-4890

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 28, 2023	January 29, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$65,612	$41,176
Receivables, net	12,374	11,744
Income tax receivable	1,462	53,665
Inventories	365,649	358,795
Prepaid royalty	59,565	—
Prepaid rent	7,744	5,602
Other	21,998	19,755
Total current assets	534,404	490,737

Right of Use Asset, Net	505,350	615,462

Property and Equipment	1,019,577	975,802
Less: accumulated depreciation	(886,193)	(827,820)
Property and equipment, net	133,384	147,982

Non-Current Income Tax Receivable	52,278	—
Equity Method Investment	166,106	—
Other Assets	6,803	5,273
TOTAL ASSETS	$1,398,325	$1,259,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$189,006	$196,628
Accounts payable	191,386	231,974
Deferred royalty income	19,852	—
Deferred revenue	35,543	35,985
Short-term debt	—	11,216
Accrued expenses	105,803	110,850
Total current liabilities	541,590	586,653

Long-Term Lease Liability	406,448	536,905
Long-Term Debt	122,000	117,581
Other Long-Term Liabilities	20,718	17,007
Total Liabilities	1,090,756	1,258,146

Commitments and Contingencies

Total Stockholders’ Equity	307,569	1,308
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,398,325	$1,259,454

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net Sales	$514,333	$594,929	$1,864,182	$1,870,296
Cost of Goods Sold, Buying and Occupancy Costs	391,557	421,381	1,335,588	1,311,829
GROSS PROFIT	122,776	173,548	528,594	558,467
Operating Expenses:
Selling, general, and administrative expenses	162,210	163,177	596,671	558,187
Other operating (income)/expense, net	(147)	66	(590)	(499)
TOTAL OPERATING EXPENSES	162,063	163,243	596,081	557,688

OPERATING (LOSS)/INCOME	(39,287)	10,305	(67,487)	779
Interest Expense, Net	17,141	2,952	29,103	15,198
Gain on Transaction with WHP	(409,493)	—	(409,493)	—
Other Expense/(Income), Net	1	(298)	(1,384)	(298)
INCOME/(LOSS) BEFORE INCOME TAXES	353,064	7,651	314,287	(14,121)
Income Tax Expense	19,904	88	20,453	315
NET INCOME/(LOSS)	$333,160	$7,563	$293,834	$(14,436)

EARNINGS PER SHARE:
Basic	$4.86	$0.11	$4.32	$(0.22)
Diluted	$4.82	$0.11	$4.25	$(0.22)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	68,551	67,060	68,046	66,448
Diluted	69,155	69,243	69,058	66,448

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$293,834	$(14,436)
Adjustments to reconcile net income/(loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	62,169	67,622
Gain on transaction with WHP	(409,493)	—
Loss on extinguishment of debt	4,500	—
Loss on disposal of property and equipment	57	140
Impairment of property, equipment and lease assets	2,150	—
Share-based compensation	7,540	9,809
Deferred taxes	10,868	—
Landlord allowance amortization	(387)	(496)
Changes in operating assets and liabilities:
Receivables, net	(630)	2,812
Income tax receivable	(75)	57,677
Prepaid royalty	(59,565)	—
Inventories	(6,854)	(94,435)
Deferred royalty income	19,852	—
Accounts payable, deferred revenue, and accrued expenses	(46,367)	68,304
Other assets and liabilities	(34,679)	(7,617)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(157,080)	89,380

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(47,375)	(34,771)
Proceeds from WHP transaction	243,387	—
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	196,012	(34,771)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	350,470	148,000
Repayment of borrowings under the revolving credit facility	(263,470)	(219,050)
Proceeds from borrowings under the term loan facility	—	50,000
Repayment of borrowings under the term loan facility	(96,737)	(43,263)
Repayments of financing arrangements	—	(769)
Costs incurred in connection with debt arrangements	(9,646)	(471)
Proceeds on issuance of common stock	6,899	—
Repurchase of common stock for tax withholding obligations	(2,012)	(3,754)
NET CASH USED IN FINANCING ACTIVITIES	(14,496)	(69,307)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	24,436	(14,698)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	41,176	55,874
CASH AND CASH EQUIVALENTS, END OF PERIOD	$65,612	$41,176

Schedule 4
Express, Inc.
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income (loss), adjusted net income (loss), adjusted diluted earnings per share, EBITDA and adjusted EBITDA. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Diluted Earnings Per Share
Adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings per share exclude the impact of certain items that the Company does not believe are directly related to its underlying operations.
How These Measures Are Useful
The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and may provide a better baseline for analyzing trends in the business.

Limitations of the Usefulness of These Measures
Because non-GAAP financial measures are not standardized, adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings per share may differ from similarly titled measures used by other companies due to different methods of calculation. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating loss, net income, or diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed together with the GAAP results, provide a more complete understanding of the Company's business. A reconciliation of adjusted operating income (loss), adjusted net income (loss) and adjusted diluted earnings per share to the most directly comparable GAAP measure is set forth below:

	Thirteen Weeks Ended January 28, 2023
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact(b)	Net Income/(Loss)	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(39,287)		$333,160	$4.82	69,155	(d)
Gain on transaction with WHP(a)	—	23,147	(386,346)	(5.64)
Debt termination costs(c)	—	(2,966)	8,473	0.12
Impairment of property, equipment and lease assets	2,150	(558)	1,592	0.02
Adjusted Non-GAAP Measure	$(37,137)		$(43,121)	$(0.63)	68,551	(e)
a.Gain on transaction with WHP before tax was $409.5 million and was recorded separately as Gain on Transaction with WHP.
b.Items tax effected at the applicable deferred or statutory rate.
c.Debt termination costs before tax were $11.4 million and were recorded in interest expense, net.
d.Weighted average diluted shares outstanding for purpose of calculating diluted earnings per share includes the dilutive effect of share-based awards as determined under the treasury stock method.
e.Weighted average shares outstanding for purpose of calculating adjusted loss per share excludes the dilutive effect of share-based awards as determined under the treasury stock method.

	Fifty-Two Weeks Ended January 28, 2023
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact(b)	Net Income/(Loss)	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(67,487)		$293,834	$4.25	69,058	(d)
Gain on transaction with WHP(a)	—	23,147	(386,346)	(5.68)
Debt termination costs(c)	—	(2,966)	8,473	0.12
Impairment of property, equipment and lease assets	2,150	(558)	1,592	0.02
Adjusted Non-GAAP Measure	$(65,337)		$(82,447)	$(1.21)	68,046	(e)
a.Gain on transaction with WHP before tax was $409.5 million and was recorded separately as Gain on Transaction with WHP
b.Items tax effected at the applicable deferred or statutory rate.
c.Debt termination costs before tax were $11.4 million and were recorded in interest expense, net.
d.Weighted average diluted shares outstanding for purpose of calculating diluted earnings per share includes the dilutive effect of share-based awards as determined under the treasury stock method.
e.Weighted average shares outstanding for purpose of calculating adjusted loss per share excludes the dilutive effect of share-based awards as determined under the treasury stock method.

EBITDA and Adjusted EBITDA
EBITDA is defined as net income (loss) before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is calculated the same as EBITDA further excluding the after tax impacts of the gain that resulted from the WHP transaction, as well as debt termination costs and impairment charges that the Company does not believe are directly related to its underlying operations.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance. EBITDA is used as a performance measure in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and is also a metric used in our short-term cash incentive compensation plan. The Company uses adjusted EBITDA, among other measures, to monitor business performance.
Limitations of the Usefulness of This Measure
Because non-GAAP financial measures are not standardized, EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Adjusted EBITDA excludes the after tax impacts of the gain that resulted from the WHP transaction, as well as debt termination costs and impairment charges. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures, is set forth below:

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
(in thousands)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net income/(loss)	$333,160	$7,563	$293,834	$(14,436)
Interest expense, net	17,141	2,952	29,103	15,198
Income tax expense	19,904	88	20,453	315
Depreciation and amortization	15,566	15,222	59,329	63,640
EBITDA (Non-GAAP Measure)	$385,771	$25,825	$402,719	$64,717
Gain on transaction with WHP	(409,493)	—	(409,493)	—
Debt termination costs	11,439	—	11,439	—
Impairment of property, equipment and lease assets	2,150	—	2,150	—
Adjusted EBITDA (Non-GAAP Measure)	$(10,133)	$25,825	$6,815	$64,717

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Fourth Quarter 2022 - Actual			January 28, 2023 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(10)	332
Outlet Stores	—	(4)	198
Express Edit Stores	2	(1)	10
UpWest Stores	2	(2)	13
TOTAL	4	(17)	553	4.6 million

First Quarter 2023 - Projected			April 29, 2023 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(4)	328
Outlet Stores	—	(3)	195
Express Edit Stores	—	—	10
UpWest Stores	—	—	13
TOTAL	—	(7)	546	4.5 million

Full Year 2023 - Projected			February 3, 2024 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	2	(9)	325
Outlet Stores	1	(3)	196
Express Edit Stores	4	—	14
UpWest Stores	7	(2)	18
TOTAL	14	(14)	553	4.5 million